Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value of US$0.0001 per share, of Atour Lifestyle Holdings Limited, a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 13, 2023.

By:	/s/ Jin Bian
Name:	Jin Bian

Diviner Limited

By:	/s/ Danyang Bian
Name:	Danyang Bian
Title:	Director

Shanghai Dehui Duoyuan Enterprise Management Consulting Center (Limited Partnership)

By:	/s/ Danyang Bian
Name:	Danyang Bian
Title:	Authorized Signatory

Shanghai Divine Investment Management Co., Ltd.

By:	/s/ Jin Bian
Name:	Jin Bian
Title:	Executive Director